UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

CAREY WATERMARK INVESTORS INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	26-2145060 (I.R.S. Employer Identification No.)

50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Michael G. Medzigian

Chief Executive Officer
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Kathleen L. Werner, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel: (212) 878-8000 Fax: (212) 878-8375	Bruce W. Gilchrist, Esq. Michael E. McTiernan, Esq. Hogan Lovells US LLP 555 Thirteenth Street, NW Washington, D.C. 20004 Tel: (202) 637-5600 Fax: (202) 637-5910

Approximate date of commencement of proposed sale to public:  As soon as possible after effectiveness of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-202041) filed by Carey Watermark Investors Incorporated with the Securities and Exchange Commission on February 12, 2015 registering 40,000,000 shares of common stock, $0.001 par value per share, of Carey Watermark Investors Incorporated (the “Registration Statement”).

Subject to the terms and conditions of the Agreement and Plan of Merger, dated as of October 22, 2019, by and among Carey Watermark Investors Incorporated, Carey Watermark Investors 2 Incorporated, and Apex Merger Sub LLC, a direct wholly owned subsidiary of Carey Watermark Investors 2 Incorporated, Apex Merger Sub LLC will merge with and into Carey Watermark Investors Incorporated (the “Merger”).  At the effective time of the Merger, each issued and outstanding share of common stock of Carey Watermark Investors Incorporated will be converted into the right to receive 0.9106 shares of Class A common stock, $0.001 par value per share, of Carey Watermark Investors 2 Incorporated.

In connection with the Merger, Carey Watermark Investors Incorporated has terminated all offerings of Carey Watermark Investors Incorporated’s securities under the Registration Statement. In accordance with an undertaking made by Carey Watermark Investors Incorporated in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance which remain unsold at the termination of the offering, Carey Watermark Investors Incorporated hereby removes from registration all of such securities of Carey Watermark Investors Incorporated registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 10, 2020.

CAREY WATERMARK INVESTORS INCORPORATED

By:	/s/ Susan C. Hyde
Name:	Susan C. Hyde
Title:	Chief Administrative Officer and Corporate Secretary

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 in reliance on Rule 478 of the Securities Act of 1933, as amended.